Exhibit 99.1

For Immediate Release:

Steinway Reports Solid Q3 Results Despite Continuing Labor Strike

WALTHAM, MA — November 2, 2006 — Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter and nine months ended September 30, 2006.

Revenues decreased 5% for the quarter, to $91 million, due to the loss of an estimated $6.8 million in band instrument sales caused by a labor strike.  The strike also negatively impacted gross profit for the quarter by approximately $3 million.  Despite these factors, overall gross margins held steady at 28.7%.

Operating expenses increased 5% as compared to the prior year period primarily as a result of an increase in bad debt expense, recruiting costs and stock-based compensation.  Net interest expense decreased 25% as compared to the third quarter of 2005, as a result of continued debt reduction and the Company’s successful debt refinancing earlier in the year.

For the quarter, the Company posted Basic EPS of $0.12 compared to Basic EPS of $0.46 in the prior year period.  Adjusted Basic EPS was $0.14 compared to Adjusted Basic EPS of $0.48 in the third quarter of 2005.  Adjustments, which are comprised primarily of costs associated with a labor strike, are detailed in the attached financial tables.

Band Operations

Band sales for the quarter decreased $5 million, or 11%, due to the lost sales caused by a labor strike at one of the Company’s manufacturing facilities.  Gross margins for the quarter remained stable at 20.7% despite the negative impact of the strike.

Sales for the nine-month period ended September 30, 2006 declined only $2 million, or 2%, as strong sales of other instruments nearly offset the $12 million in lost sales from the strike.  Gross margins declined from 21.1% to 19.3% as a result of strike-related unabsorbed overhead.

Piano Operations

Worldwide piano sales for the quarter increased slightly, to $49 million, as strong demand overseas offset a decrease in sales in the United States.  Third quarter unit shipments of Steinway grand pianos overseas rose 8%.  Domestically, Steinway grand unit shipments pulled back from the 21% increase experienced in the second quarter, declining 10% in the third quarter, but ending the nine-month period slightly ahead of the prior year.  Third quarter shipments of the Company’s mid-priced pianos climbed 26% worldwide after the June re-launch of the Essex brand.  Gross margins decreased to 35.4% primarily as a result of the shift in mix toward lower margin mid-priced pianos and a lower proportion of retail sales in the quarter.

Year-to-date piano sales were up 3% despite the negative impact of approximately $1 million of foreign currency translation.  Gross margins declined from 36.1% to 34.3% as a result of additional plant shutdowns and a shift in product mix.

Comments

Discussing third quarter results of the piano segment, CEO Dana Messina stated, “Overall, our piano business posted very solid results.  Overseas, we had a fantastic quarter.  We saw solid increases in virtually all product categories, with Steinway grand unit shipments up 8%.  In the U.S., while business remains a bit choppy from one quarter to the next, we are tracking ahead of last year.  On a year-to-date basis, with our strong overseas performance, unit shipments of Steinway grands are up 3% worldwide.”

Turning to the mid-priced segment, Messina noted, “We couldn’t be more pleased with the results of the re-launch of our Essex piano line.  Order flow continued to be strong through the third quarter and the feedback on the pianos from our dealers has been very positive.”

Regarding band operations, Messina said, “Our Elkhart brass workers remain out on strike.  In the meantime, we began hiring replacement workers in July and now have more than 130 individuals producing instruments.  At this point, we are spending a great deal of time on training but we expect output from this facility to at least double in the fourth quarter as our new workers reach more productive levels.  Bach trumpets and trombones are the number one selling professional instruments in their categories and we expect to begin 2007 with a very large backlog of orders.  We feel that, once we have ramped up production, we will be able to improve the quality of these instruments from historic levels.  Also, greater flexibility from cross-training the workforce and better product flow will help us reduce our costs.  Our goal remains to satisfy our customers in a profitable manner and we are very excited about the potential of our new workforce.”

Conference Call

Management will be discussing the Company’s third quarter results and outlook for the remainder of 2006 on a conference call today beginning at 5:00 p.m. ET.  A live web cast and an archive of the call will be available to all interested parties on the Company’s web site, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement Adjusted EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent or unusual items.  The Company uses Adjusted EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance.  The Company also believes Adjusted EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  In addition, certain of the Company’s debt covenants are based upon Adjusted EBITDA calculations and the Company uses Adjusted EBITDA as the basis for determining bonuses for its managers.  However, Adjusted EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

The Company has provided other non-GAAP measurements which present operating results on a basis excluding certain non-comparable items.  The Company has provided Adjusted financial information because management uses it to make meaningful comparisons of performance between periods.  However, there are limitations in the use of such information because the Company’s actual results do include the impact of these Adjustments.  The non-GAAP measures are intended only as a supplement to the comparable GAAP measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new product and distribution strategies; ability of suppliers to meet demand; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2006	9/30/2005	9/30/2006	9/30/2005
Net sales	$90,876	$95,914	$278,493	$277,017
Cost of sales	64,831	68,418	203,307	197,698
Gross profit	26,045	27,496	75,186	79,319
	28.7%	28.7%	27.0%	28.6%

Operating expenses	19,100	18,158	63,125	55,196
Income from operations	6,945	9,338	12,061	24,123
Interest expense, net	2,665	3,562	8,565	10,397
Other (income) expense, net	(395)	(467)	7,833	(873)
(Loss) income before income taxes	4,675	6,243	(4,337)	14,599
Income tax (benefit) provision	3,707	2,500	(2,602)	5,840
Net (loss) income	$968	$3,743	$(1,735)	$8,759

(Loss) earnings per share - basic	$0.12	$0.46	$(0.21)	$1.09
(Loss) earnings per share - diluted	$0.11	$0.45	$(0.21)	$1.06
Weighted average common shares - basic	8,357	8,088	8,280	8,057
Weighted average common shares - diluted	8,430	8,284	8,280	8,268

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	9/30/2006	9/30/2005	12/31/2005
Cash	$17,324	$21,012	$34,952
Receivables, net	93,779	93,424	81,880
Inventories	151,187	173,981	159,310
Other current assets	27,957	21,357	19,589
Total current assets	290,247	309,774	295,731

Property, plant and equipment, net	95,367	97,502	96,664
Other assets	64,598	61,681	63,260
Total assets	$450,212	$468,957	$455,655

Notes payable and current portion of long-term debt	$4,861	$13,902	$12,977
Other current liabilities	53,947	56,342	58,904
Total current liabilities	58,808	70,244	71,881

Long-term debt	187,695	201,816	191,715
Other liabilities	46,310	47,951	43,229
Stockholders’ equity	157,399	148,946	148,830
Total liabilities and stockholders’ equity	$450,212	$468,957	$455,655

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended 9/30/06
	GAAP	Adjustments		Adjusted
Band sales	$41,573	$—		$41,573
Piano sales	49,303	—		49,303
Total sales	90,876	—		90,876

Band gross profit	8,611	864	(1)	9,475
Piano gross profit	17,434	—		17,434
Total gross profit	26,045	864		26,909

Band GM%	20.7%			22.8%
Piano GM%	35.4%			35.4%
Total GM%	28.7%			29.6%

Operating expenses	19,100	—		19,100

Income from operations	6,945	864		7,809

Interest expense, net	2,665	—		2,665
Other (income) expense, net	(395)	—		(395)

Income before income taxes	4,675	864		5,539

Provision for income taxes	3,707	685	(2)	4,392

Net income	$968	$179		$1,147

Earnings per share - basic	$0.12			$0.14
Earnings per share - diluted	$0.11			$0.14
Weighted average common shares - basic	8,357			8,357
Weighted average common shares - diluted	8,430			8,430

	Three Months Ended 9/30/05
	GAAP	Adjustments		Adjusted
Band sales	$46,943	$—		$46,943
Piano sales	48,971	—		48,971
Total sales	95,914	—		95,914

Band gross profit	9,712	274	(3)	9,986
Piano gross profit	17,784	—		17,784
Total gross profit	27,496	274		27,770

Band GM%	20.7%			21.3%
Piano GM%	36.3%			36.3%
Total GM%	28.7%			29.0%

Operating expenses	18,158	—		18,158

Income from operations	9,338	274		9,612

Interest expense, net	3,562	—		3,562
Other (income) expense, net	(467)	—		(467)

Income before income taxes	6,243	274		6,517

Provision for income taxes	2,500	110	(2)	2,610

Net income	$3,743	$164		$3,907

Earnings per share - basic	$0.46			$0.48
Earnings per share - diluted	$0.45			$0.47
Weighted average common shares - basic	8,088			8,088
Weighted average common shares - diluted	8,284			8,284

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1) Reflects $864 of unabsorbed overhead associated with a labor strike.

(2) Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

(3) Reflects charges relating to the step-up of inventory.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Nine Months Ended 9/30/06
	GAAP	Adjustments		Adjusted
Band sales	$135,398	$—		$135,398
Piano sales	143,095	—		143,095
Total sales	278,493	—		278,493

Band gross profit	26,107	2,155	(1)	28,262
Piano gross profit	49,079	—		49,079
Total gross profit	75,186	2,155		77,341

Band GM%	19.3%			20.9%
Piano GM%	34.3%			34.3%
Total GM%	27.0%			27.8%

Operating expenses	63,125	—		63,125

Income from operations	12,061	2,155		14,216

Interest expense, net	8,565	—		8,565
Other (income) expense, net	7,833	(9,674	)(2)	(1,841)

(Loss) income before income taxes	(4,337)	11,829		7,492

Income tax (benefit) provision	(2,602)	7,097	(3)	4,495

Net (loss) income	$(1,735)	$4,732		$2,997

(Loss) earnings per share - basic	$(0.21)			$0.36
(Loss) earnings per share - diluted	$(0.21)			$0.36
Weighted average common shares - basic	8,280			8,280
Weighted average common shares - diluted	8,280			8,407

	Nine Months Ended 9/30/05
	GAAP	Adjustments		Adjusted
Band sales	$137,878	$—		$137,878
Piano sales	139,139	—		139,139
Total sales	277,017	—		277,017

Band gross profit	29,124	1,544	(4)	30,668
Piano gross profit	50,195	—		50,195
Total gross profit	79,319	1,544		80,863

Band GM%	21.1%			22.2%
Piano GM%	36.1%			36.1%
Total GM%	28.6%			29.2%

Operating expenses	55,196	—		55,196

Income from operations	24,123	1,544		25,667

Interest expense, net	10,397	—		10,397
Other (income) expense, net	(873)	—		(873)

Income before income taxes	14,599	1,544		16,143

Provision for income taxes	5,840	618	(3)	6,458

Net income	$8,759	$926		$9,685

Earnings per share - basic	$1.09			$1.20
Earnings per share - diluted	$1.06			$1.17
Weighted average common shares - basic	8,057			8,057
Weighted average common shares - diluted	8,268			8,268

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1) Reflects $130 charges relating to the step-up of inventory and $2,025 of unabsorbed overhead associated with a labor strike.

(2) Reflects loss on extinguishment of debt.

(3) Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

(4) Reflects charges relating to the step-up of inventory.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation from Cash Flows from Operating Activities to Adjusted EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended
	9/30/2006	9/30/2005
Cash flows from operating activities	$(3,014)	$12,575
Changes in operating assets and liabilities	7,407	(6,230)
Stock based compensation expense	(325)	—
Income taxes, net of deferred tax benefit	1,755	2,549
Net interest expense	2,665	3,562
Provision for doubtful accounts	(172)	143
Other	1,630	11
Non-recurring, infrequent or unusual cash charges	864	274
Adjusted EBITDA	$10,810	$12,884

	Nine Months Ended
	9/30/2006	9/30/2005
Cash flows from operating activities	$1,375	$2,478
Changes in operating assets and liabilities	10,759	14,420
Stock based compensation expense	(891)	—
Income taxes, net of deferred tax benefit	5,673	6,168
Net interest expense	8,565	10,397
Provision for doubtful accounts	(4,734)	(79)
Other	1,200	156
Non-recurring, infrequent or unusual cash charges	2,155	1,544
Adjusted EBITDA	$24,102	$35,084